Exhibit 10(a) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Experts" and "Independent Registered Public Accounting Firm" and to the use of our reports dated March 31, 2005, with respect to the financial statements and schedules of ReliaStar Life Insurance Company of New York as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and to the use of our report dated March 15, 2005, with respect to the statement of assets and liabilities of Separate Account NY-B of ReliaStar Life Insurance Company of New York as of December 31, 2004, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-128409) and the related Prospectus and Statement of Additional Information of Separate Account NY-B of ReliaStar Life Insurance Company of New York.

Our audits (to which the date of our report is March 31, 2005) also included the financial statement schedules of ReliaStar Life Insurance Company of New York. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                           /s/ Ernst & Young LLP

Atlanta, Georgia
December 20, 2005